Exhibit 99.1

Compensation Arrangements with Outside Directors

In September 2026, the Board of Directors and its Compensation and Human Resources Committee conducted their annual review of non-management (outside) director compensation. The Board approved no change to the annual retainer, the committee chair fees, or Lead Independent Director fees. The Board approved a $20,000 increase to the annual equity grant.

The annual outside directors’ compensation program is as follows:

Annual Retainer	$140,000
Annual Equity Award (RSUs)	$215,000
Additional Retainers Based on Role
• Lead Independent Director	$50,000
• Chair, Audit and Finance Committee	$30,000
• Chair, Compensation and Human Resources Committee	$25,000
• Chair, Cyber and Technology Oversight Committee	$25,000
• Chair, Governance, Safety and Public Policy Committee	$25,000

Outside directors may elect to receive their annual retainer in all cash, all shares of FedEx common stock, or 50% in cash and 50% in shares of FedEx common stock. The RSUs will vest and be issued to the outside director on the date of the next annual stockholders’ meeting of the Company following the grant date and will accrue dividend equivalent rights, which will be reinvested in additional RSUs.

For the transition period from June 1, 2026 through December 31, 2026 resulting from the Company’s fiscal year change, the annual retainer, the annual equity grant, and Lead Independent Director/committee chair fees will be prorated (the “TY Annual Retainer,” “TY Equity Grant,” and “TY LID/Chair Fees,” respectively). Any outside director who is elected to the Board after the 2026 annual meeting will receive the applicable pro rata portion of the TY Annual Retainer, TY Equity Grant, and TY LID/Chair Fees in connection with his or her election.

The Compensation and Human Resources Committee annually reviews director compensation, including, among other things, comparing FedEx’s director compensation practices with those of other companies. In 2026, two data sets were used for comparison: (1) a group of twenty-one companies ranked closely to FedEx on the Fortune 100 list across a range of industries (which are listed on Appendix A attached hereto) and (2) all publicly traded companies in the Fortune 100 (excluding FedEx). Before making a recommendation regarding director compensation to the Board, the Compensation and Human Resources Committee considers that the directors’ independence may be compromised if compensation exceeds appropriate levels or if FedEx enters into other arrangements beneficial to the directors.

Appendix A

Albertsons Companies, Inc.

Archer-Daniels-Midland Company

Caterpillar Inc.

Deere & Company

Delta Air Lines, Inc.

HCA Healthcare, Inc.

International Business Machines Corporation

Johnson & Johnson

Lockheed Martin Corporation

Lowe’s Companies, Inc.

Merck & Co, Inc.

MetLife, Inc.

PepsiCo, Inc.

Pfizer Inc.

RTX Corporation

Sysco Corporation

Target Corporation

The Boeing Company

The Procter & Gamble Company

The Walt Disney Company

United Parcel Service, Inc.